Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, $0.001 par value per share, of JAKKS Pacific, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13D.  In evidence thereof, the undersigned hereby execute this agreement this 15th day of October, 2020.

October 15, 2020
(Date)

BENEFIT STREET PARTNERS, L.L.C.

By: /s/ Bryan R. Martoken
Name: Bryan R. Martoken
Title: Authorized Signatory

/s/ Thomas J. Gahan
Name: Thomas J. Gahan